CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our audit report dated March 29, 2023 with respect to the consolidated balance sheets of IntelGenx Technologies Corp. as of December 31, 2022 and 2021, the related consolidated statements of comprehensive loss, shareholders' deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes.

We also consent to the reference to our firm under the caption "Experts" in the Offering Circular.

/s/ Richter LLP

Montréal, Quebec

January 8, 2024